SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                           FORM 8-K/A

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


  Date of Report (Date earliest event reported) April 28, 1998

Commission   Registrant, State of Incorporation,     I.R.S. Employer
File Number  Address and Telephone Number            Identification No.
0-5807       ENTERGY NEW ORLEANS, INC.               72-0273040
             (a Louisiana corporation)
             639 Loyola Avenue
             New Orleans, Louisiana 70113
             Telephone (504) 529-5262






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Item 5. of the Form 8-K of Entergy  New Orleans, Inc., filed on
April 28, 1998, is hereby amended in its entirety and restated to read as follows:


Item 5.   Other Information

Entergy New Orleans, Inc.

      For  the quarter ended March 31, 1998, Entergy New Orleans,

Inc.  (the "Company") reported a loss of $1.1 million.  The first quarter  results  are primarily attributable  to  a  decrease  in electric  and gas rates, which occurred pursuant to a  settlement agreement between the Company and the New Orleans City Council in

July  1997.  This settlement reflected an $18 million annual base rate  reduction, of which $17 million was allocated  to  electric rates  and  $1 million was allocated to gas rates.  In the  first quarter  of  1998, electric base rate revenues declined  by  $3.5 million.  In addition, fuel cost recovery (which does not  affect net income) fell by $5.6 million  and  the  effect  of weather on

electric  sales  volume  resulted   in   a  $1.7  million revenue

decline.   Other  electric  revenue  fell  by  $0.2  million  due

primarily   to   a   $1.6   million  write-off  of  unrecoverable

receivables, while electric sales  for resale  increased by  $1.9 million  due  to  increased  sales  to affiliate  companies.  Gas operating revenues declined by $2.2 million for the first quarter of 1998  compared  to the same period in  1997,  due to the lower unit purchase price of gas  purchased for  resale (which does not affect net income).  On  a combined basis, these factors produced an overall revenue decline for the Company of $9.1 million in the first quarter of 1998.

      The  Company's operating expenses for the first quarter  of

1998 declined by approximately $4.4 million from the same quarter in  the  prior  year,  primarily due to  decreases  in  fuel  and purchased power costs.  These decreases were partially offset  by increases in other operations and maintenance expense and greater fuel  purchases to meet increased generation requirements.  Other regulatory  credits  (which serve to offset  operating  expenses)

increased by about $2.0 million primarily as a result of the  net under-recovery of Grand Gulf 1 related costs in the first quarter of  1998 compared to the net over-recovery of such costs  in  the first  quarter of 1997.  Income tax expense dropped in the  first quarter  of  1998 to $62,000 from $2.2 million for the comparable period in 1997, as a result of the net loss in 1998, offset by an increased reversal of previously recorded AFUDC amounts  included in depreciation.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act

1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ENTERGY NEW ORLEANS, INC.


                              By:  /s/ Michael G. Thompson
                                   Michael G. Thompson
                                   Senior Vice President and
                                   General Counsel


Dated:  April 29, 1998